For Immediate Release

VARSITY GROUP INC. REPORTS 2006 FISCAL YEAR RESULTS AND SETS ANNUAL SHAREHOLDER MEETING DATE

Washington, D.C. April 2, 2007 - Varsity Group Inc. (NASDAQ: VSTY) today announced financial results for its fiscal year ended December 31, 2006 highlighted by revenue of $53.9 million, representing a 7.7% increase over the $50.1 million of revenues reported for its fiscal year 2005. Loss before taxes was approximately $12.8 million for the fiscal year ended December 31, 2006, compared to income before taxes of approximately $2.6 million reported in 2005. Included in the loss before taxes are non-cash charges of approximately $3.3 million for goodwill and intangible asset impairment charges related to the acquisitions of IQ Digital Studios and Campus Outfitters, LLC along with approximately $0.3 million to fully depreciate assets acquired from Lydia Learn.

Net loss for fiscal 2006 was approximately $28.4 million, or $1.59 per diluted share, compared to net income of $12.1 million, or $0.64 per diluted share, for the prior year. Included in the net loss for fiscal 2006 is a non-cash charge of approximately $15.5 million, representing the amount necessary to reserve fully all of the Company's deferred tax assets. Included in net income for the 2005 period was a non-cash income tax benefit of $9.5 million, also related to the Company's deferred tax assets.

"We have successfully implemented our cost reduction program geared to reduce our cost structure and focus on and grow our core book and uniform businesses", said Jim Craig, Interim CEO and President. "However, with our termination or suspension of non-book and uniform initiatives during the fourth quarter, plus disappointing execution in the uniform business in 2006, we have taken non-cash charges to write down assets related to acquisitions".

A conference call is scheduled at 5:00 P.M. EDT April 2 to discuss results. The participant dial-in number for the conference call is (877) 502-9272 and the participant code is 3143699. This conference call will be recorded and available for replay from the Investors section of our website located at http://www.varsitygroup.com.

Separately, the Company announced that its annual shareholder meeting will be held on June 14, 2007 at 10:00 A.M. local time at the Company's headquarters at 1300 19th Street, N.W. Washington, D.C.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brands Varsity Books and Campus Outfitters, Varsity provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbook, school supply and full-service school uniform services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

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Contact:

Jim Craig

Chief Financial Officer

jim.craig@varsitygroup.com

202-349-1231

VARSITY GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2006	2005
Net sales:
Textbooks	$ 41,903	$ 40,663
Uniforms	7,855	5,768
Solutions	308	--
Shipping	3,840	3,638
Total net sales	53,906	50,069

Operating expenses:
Cost of textbooks	28,846	28,187
Cost of uniforms	4,433	2,645
Cost of solutions	186	--
Cost of shipping	3,996	2,868
Sales and marketing	14,662	9,275
General and administrative	11,398	4,855
Amortization of acquired intangibles	220	91
Impairment of goodwill and acquired intangibles	3,257	--
Total operating expenses	66,998	47,921

(Loss) income from operations	(13,092)	2,148

Other income, net	244	467

(Loss) income before income taxes	(12,848)	2,615

Income tax (expense) benefit	(15,530)	9,514

Net (loss) income	$ (28,378)	$ 12,129

Net (loss) income per share:
Basic	$ (1.59)	$ 0.72
Diluted	$ (1.59)	$ 0.64

Weighted average shares:
Basic	17,809	16,947
Diluted	17,809	18,831

VARSITY GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$ 436	$ 2,733
Short-term investments	2,498	3,336
Accounts receivable, net	1,673	2,188
Inventory	8,636	4,476
Deferred income taxes	--	367
Other	2,532	5,211
Total current assets	15,775	18,311
Property, plant and equipment, net of depreciation	1,156	495
Software developed for internal use, net of amortization	2,090	1,188
Intangible assets, net of amortization	8	719
Goodwill	511	2,427
Deferred income taxes	--	15,157
Long term investments	3,949	6,406
Other assets	159	101
Total assets	23,648	44,804

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,384	$ 1,874
Margin loan	4,205	--
Other accrued expenses and other current liabilities	2,654	1,513
Taxes payable	56	336
Total current liabilities	9,299	3,723
Long-term liabilities:
Other non current liabilities	157	30
Total liabilities	9,456	3,753
Commitments and contingencies
Stockholders' equity
Preferred stock: $.0001 par value, 20,000 shares authorized; 0 shares issued and outstanding at December 31, 2005 and 2004, respectively	--	--
Common stock, $.0001 par value, 60,000 shares authorized, 19,575 and 18,353 shares issued and 18,360 and 17,138 shares outstanding at December 31, 2006 and 2005, respectively	2	2
Additional paid-in capital	90,720	89,307
Unrealized loss on securities	(2)	(107)
Accumulated deficit	(74,795)	(46,418)
Treasury stock, $.001 par value, 1,215 shares at December 31, 2006 and 2005, respectively	(1,733)	(1,733)
Total stockholders' equity	14,192	41,051
Total liabilities and stockholders' equity	$ 23,648	$ 44,804